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                                                                    Exhibit 99.1

                   [LETTERHEAD OF STUART ENTERTAINMENT, INC.]

              STUART ENTERTAINMENT ANNOUNCES AGREEMENT IN PRINCIPLE

                        WITH AD HOC NOTEHOLDERS COMMITTEE

COUNCIL BLUFFS, Iowa, May 21, 1999 -- Stuart Entertainment, Inc. d/b/a Bingo King (OTC Bulletin Board: STUA) announced today that it has reached an agreement-in-principle (the "Agreement") with certain of the holders (the "Noteholders") of its $100 million 12 1/2% Senior Subordinated Notes due 2004 (the "Notes"), with respect to a consensual restructuring of the Company's debt and equity. In accordance with the terms of the Agreement, Stuart will file a petition for relief under Chapter 11 of the Bankruptcy Code (the "Chapter 11 Case") in order to effect a pre-negotiated plan of reorganization that implements the consensual restructuring. As previously announced, the Company did not make the May 15 interest payment with respect to the Notes. However, pursuant to the Agreement, the Noteholders have agreed to refrain from taking any action to enforce the Notes or the obligations of Stuart under the indenture.

Under the Agreement, upon the effectiveness of the proposed reorganization plan, the holders of the Notes will receive 100% of the common stock issued and outstanding on that date (excluding amounts reserved for issuance pursuant to warrants, options and an employee plan). Certain members of the executive management team will receive vested options to purchase up to 4% of the common stock, and performance-based incentive options to purchase up to 6% of the common stock of the reorganized Company. The Company's currently outstanding equity will be canceled and, subject to numerous conditions, including approval by the Bankruptcy Court in the Chapter 11 Case, current stockholders will receive a pro rata distribution of warrants to purchase up to 10% of the reorganized Company. The warrants will be priced at a substantial premium to the fair market value of the Company's reorganized equity and will only provide value to current stockholders if the reorganized equity appreciates to an amount sufficient to fully satisfy the claims evidenced by the Notes. The parties have also agreed that the Company's senior credit facility in the principal amount of $30 million will be restructured or satisfied pursuant to a new senior secured working capital facility. The Agreement will be filed by the Company as an exhibit to a Form 8-K.

Additionally, under the Agreement, the Noteholders have agreed to support the payment of all trade claims in the ordinary course of Stuart's business. As a result, Stuart's trade creditors will not be impaired or negatively impacted by the contemplated restructuring.

"The conversion of more than $100 million of debt to equity and the elimination of $12.5 million in annual debt service under the contemplated restructuring provides the Company with a strong financial foundation to take full advantage of the dynamic opportunities available in a rapidly changing industry" commented Joseph M. Valandra, Chairman and Chief Executive Officer of Stuart. "This restructuring positions the Company to better serve its customers and continue to develop innovative products and penetrate new market segments. Our vendors will continue to
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be paid in the ordinary course of business, and we will continue to meet and exceed our customers' needs and expectations throughout the restructuring process."

The proposed reorganization plan is subject to numerous conditions, including that the plan be confirmed by the Bankruptcy Court, that Stuart have sufficient cash on the effective date to make all cash payments required to be made pursuant to the plan, that the Company receive all required regulatory approvals, and that there is no order, decree or ruling by any court or governmental body having jurisdiction, restraining or enjoining the consummation of the plan. There is no assurance that the plan will be successfully implemented, or that there will not be modifications to the terms of the Agreement.

Stuart is a worldwide leader in the manufacture of bingo paper, pulltabs and related electronic gaming equipment and supplies, with locations in the United States, Canada and Mexico. Its subsidiaries include Bazaar & Novelty, Canada's largest supplier of bingo paper and related supplies, and Video King, a major supplier of fixed base electronic gaming systems.

Information provided herein by the Company may contain "forward-looking" information, as that term is defined by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). These cautionary statements are being made pursuant to the provisions of the PSLRA and with the intention of obtaining the benefits of the "safe harbor" provisions of the PSLRA. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including but not limited to risks or uncertainties detailed in the Company's filing with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements.